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                                                                 EXHIBIT (a)(7)


         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November 25, 1997 and the related Letter of Transmittal, and any amendments and supplements thereto, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                        AMATI COMMUNICATIONS CORPORATION
                                       at
                              $20.00 NET PER SHARE
                                       by
                          DSL ACQUISITION CORPORATION
                      a direct wholly owned subsidiary of
                         TEXAS INSTRUMENTS INCORPORATED

         DSL Acquisition Corporation (the "Purchaser"), a Delaware corporation and a direct wholly owned subsidiary of Texas Instruments Incorporated, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.20 per share (the "Shares"), of Amati Communications Corporation, a Delaware corporation (the "Company"), at $20.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 25, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer"). Following the consummation of the Offer, the Purchaser intends to effect the "Merger" described below.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                     AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON TUESDAY, DECEMBER 23, 1997, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 19, 1997 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and will be a direct wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent and Shares held by stockholders who have demanded and perfected dissenter's rights under Delaware law) will be converted automatically into the right to receive the per Share price paid in the Offer in cash, without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a





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book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)
in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal.

         The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, December 23, 1997, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

         The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 14 of the Offer to Purchase. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

         Tenders of Shares made pursuant to the Offer are irrevocable, except as other wise provided below. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser, may also be withdrawn at any time after January 23, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the





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
Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other Offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone number and addresses set forth below. Holders of Shares may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Copies of the Offer materials will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.





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                    The Information Agent for the Offer is:

                        [Georgeson & Company Inc. logo]

                               Wall Street Plaza
                            New York, New York 10005
                Bankers and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064


                      The Dealer Manager for the Offer is:

                       [Morgan Stanley Dean Witter logo]

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-6863





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